Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O. BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	January 25, 2007

Contact:	W. Todd Gray
Executive Vice President and CFO
(513) 943-7100

The Midland Company Increases Annual Dividend by 63 Percent

•    Increase supported by consistently higher earnings

•    Management confident in long-term outlook

•    21 consecutive years of annual increases

Cincinnati, Ohio, January 25, 2007 –The Midland Company (Nasdaq:MLAN), a highly focused provider of specialty insurance products and services, today announced that its Board of Directors approved a 63.3 percent increase in the company’s indicated annual dividend to 40 cents per share from 24.5 cents per share. As a result, the next quarterly dividend, payable April 4, 2007, to shareholders of record as of March 21, 2007, will be 10 cents per share, up from the previous level of 6.125 cents per share. As of December 31, 2006, Midland had 19,224,000 common shares outstanding.

“Our expanded specialty property and casualty insurance product platform has in recent years consistently produced earnings that have significantly exceeded the earnings levels achieved several years ago. We are confident both in our current capabilities and in the long-term outlook for our business. This marks the 21st consecutive year that Midland has increased its annual dividend, increasing over that 21-year period at a 12.6 percent compounded annual growth rate. We are pleased that our profitability has made it possible for us to reward shareholders by increasing dividends year after year. We are also delighted that our higher earnings levels of the past few years and our positive long-term outlook have enabled us to increase the dividend this year by 63.3 percent,” said Joseph P. Hayden III, chairman and chief operating officer.

Anticipate Record Full-Year Results

Earlier this month, the company announced that it anticipates record 2006 full-year results in the range of $3.56 to $3.60 per share. This compares to $3.37 per share, the prior record set in 2005. Net income before realized capital gains* for the full year is also anticipated to come in at a record level in the range of $3.28 to $3.32 per share. This compares to the previous record of $3.16 per share in 2005.

The company will further discuss its 2006 results and 2007 outlook in its quarterly conference call on February 15, 2007 at 1:30 p.m. (EST).

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing the company’s financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Midland Increases Annual Dividend by 63 Percent

January 25, 2007

	Full Year
	2006 Estimated Range		2005 Actual
Per Share Amounts (After-Tax, Diluted):
Net Income Before Realized Capital Gains	$3.28	$3.32	$3.16
Net Realized Capital Gains	0.28	0.28	0.21

Net Income (GAAP)	$3.56	$3.60	$3.37

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq Global Select Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.